Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "INTERPRIVATE II ACQUISITION CORP.", FILED IN THIS OFFICE ON THE TWELFTH DAY OF JANUARY, A.D. 2021, AT 8:49 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

3635063 8100
SR# 20210094745

Authentication: 202277550
Date: 01-13-21

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of InterPrivate II Acquisition Corp. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "four" so that, as amended, said Article shall be and read as follows:

The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 401,000,000 shares, consisting of (a) 400,000,000 shares of common stock (the "Common Stock"), including (i) 380,000,000 shares of Class A Common Stock (the "Class A Common Stock"), and (ii) 20,000,000 shares of Class B Common Stock (the "Class B Common Stock"), and (b) 1,000,000 shares of preferred stock, par value$0.0001 per share (the "Preferred Stock").

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 12th day of January, 2021.

By: ______________________________
Authorized Officer

Title: President, Secretary, Treasurer and Director

Name: Ahmed Fattouh
Print or Type

State of Delaware
Secretary of State
Division of Corporations
Delivered 08:49 PM 01/12/2021
FILED 08:49 PM 01/12/2021
SR 20210094745 - File Number 3635063